UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2016

ATLAS ENERGY GROUP, LLC

(Exact name of registrant specified in its charter)

Delaware	001-36725	45-3741247
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), of which Atlas Energy Group, LLC (the “Company”) is the general partner, previously disclosed that it received a notice on June 8, 2016 that its borrowing base had been redetermined in accordance with its Second Amended and Restated Credit Agreement (as amended, the “Revolving Credit Agreement”) and reduced from $700.0 million to $530.0 million. As previously disclosed, on June 8, 2016, the Partnership had $673.7 million outstanding (including $4.2 million in letters of credit) under the Revolving Credit Agreement, resulting in a borrowing base deficiency of $143.7 million. The Revolving Credit Agreement provides that within 30 days after the Partnership’s receipt of a notification of a borrowing base deficiency, the Partnership must elect to cure the borrowing base deficiency through any combination of the following actions: (i) repay amounts outstanding under the Revolving Credit Agreement sufficient to cure the borrowing base deficiency, either within 30 days after receipt of the borrowing base deficiency notice or in four equal monthly installments beginning on July 11, 2016; or (ii) pledge as collateral additional oil and gas properties acceptable to the administrative agent and lenders sufficient to cure the borrowing base deficiency within 60 days after receipt of the borrowing base deficiency notice. As part of discussions with its lenders and noteholders, the Partnership determined not to make the first installment payment that was due on July 11, 2016.

In connection therewith and in support of the Partnership’s ongoing negotiations with its lenders and noteholders, on July 11, 2016, the Partnership and certain of its subsidiaries entered into forbearance agreements with certain of the lenders under the Revolving Credit Facility and the holders of its senior notes (collectively, the “Forbearing Parties”). Pursuant to those agreements, the Forbearing Parties agreed to forbear from exercising their rights and remedies arising from non-payment of the first installment of the borrowing base deficiency cure due on July 11, 2016 and related cross-defaults (the “Specified Default”).

The Specified Default constitutes a cross-default under the Company’s Credit Agreement with Riverstone Credit Partners, L.P., as administrative agent (“Riverstone”), and the lenders (the “Lenders”) from time to time party thereto (as amended, the “First Lien Credit Agreement”) and second lien credit agreement (the “Second Lien Credit Agreement”) with Riverstone and the Lenders. As a result of the cross-default, on July 11, 2016, the Company and certain of its subsidiaries entered into waiver agreements (the “Waivers”) with Riverstone and the Lenders in connection with the First Lien Credit Agreement and the Second Lien Credit Agreement. Pursuant to the Waivers, Riverstone and the Lenders agreed to waive under the First Lien Credit Agreement and the Second Lien Credit Agreement:

•	the cross-defaults relating to the Specified Default, for so long as the Forbearing Parties continue to forbear from exercising their rights and remedies; and

•	the potential default relating to the Partnership’s ongoing negotiations with its lenders and noteholders to the extent any resulting restructuring is completed prior to October 31, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY GROUP, LLC

Dated: July 11, 2016	By:	/s/ Jeffrey M. Slotterback
Name: Jeffrey M. Slotterback
Title: Chief Financial Officer